                            HELLER FINANCIAL, INC.
                          REPORTS RECORD NET INCOME,
                OPERATING REVENUES AND ORIGINATIONS AS WELL AS
               OUTSTANDING PORTFOLIO QUALITY FOR FULL-YEAR 1997


Chicago--(January 26, 1998)--Heller Financial, Inc. today reported record levels of net income, operating revenues and originations for full-year 1997 along with outstanding portfolio quality as evidenced by the lowest level of nonearnings in more than 10 years, said Richard J. Almeida, Chairman and Chief Executive Officer.

Highlights of the company's 1997 full-year and fourth quarter results versus the prior year periods include:

 . Net income of $158 million for full-year 1997 and $35 million for the fourth quarter was 19 percent and 21 percent higher than the respective 1996 periods. The record earnings were driven by a 41 percent increase in operating revenues for the year and a 48 percent jump for the fourth quarter. Virtually all components of operating revenues contributed to growth. Net interest income increased 15 percent for both the year and fourth quarter. Fees and other income increased 161 percent for the full-year and 147 percent for the quarter and reflects the continued strong income of the company's real estate business as well as higher investment income.

 .  As reported earlier this year, Heller increased its ownership in Paris-based
   Factofrance to essentially 100 percent. With Factofrance's results now accounted for on a consolidated basis, Heller's operating revenues increased $94 million and operating expenses grew $59 million for the full-year. This acquisition had a modest favorable impact on the company's net income as the increased share of Factofrance's earnings was offset by the costs of the transaction.

 . Total lending assets and investments increased $2.3 billion during 1997, largely due to record new business originations and the Factofrance consolidation. For full-year 1997, Heller's new business volume grew 47 percent over the prior year period. This record growth was the result of strong market franchise positions in substantially all business groups, especially in the asset-based, corporate finance and real estate sectors. The portfolio continued to exhibit strong liquidity due to higher levels of paydowns, loan sales, syndications and securitizations.

 . Operating expenses, excluding the impact of the Factofrance acquisition, increased 21 percent over the prior year. This increase was largely attributable to the continued investment being made to build franchises in the asset-based businesses, expand the origination and loan closings resources in the commercial mortgage loan area, and invest in technology initiatives.

 . The provision for losses increased $61 million year to year, primarily due to higher provisions for growth in lending assets and lower levels of recoveries in the current year. A lower level of recoveries and slightly higher level of gross writedowns resulted in an increase in net writedowns--$146 million in 1997 versus $108 million in 1996. Net writedowns in the post-1990 portfolio totaled 64 basis points of lending assets. In addition, the allowance for losses, at 2.4 percent of receivables, is also significantly in excess of 100 percent of nonearning impaired receivables.

 . The company also achieved an increasingly strong credit profile as evidenced by nonearning assets of $155 million, or 1.4 percent of lending assets, at year-end 1997. This is $123 million less than a year earlier when nonearnings were 3.3 percent of lending assets. The significant decrease in nonearnings reflects the strong credit performance of the post-1990 portfolio combined with a substantial reduction of the pre-1990 portfolio. This portfolio now comprises only four percent of the company's total portfolio and its impact in 1998 is expected to be insignificant.

"We reached a number of significant milestones in 1997. Our net income for the year represented our fifth consecutive year of record earnings, originations activity was at an all-time high and our portfolio is demonstrating excellent credit quality," said Almeida. "We also further strengthened our competitive position by completing the Factofrance acquisition and adding our new President and Chief Operating Officer, Rick Wolfert, to the Heller management team. With this year's results, we believe we have successfully delivered on all aspects of the plan we formulated and communicated starting some five years ago. Today, Heller is at its strongest position in many years and we plan to build on this momentum to stake out our claim as the leading lender to middle and emerging market companies."

Heller Financial, Inc. is a worldwide commercial financial services organization which is a wholly-owned subsidiary of The Fuji Bank, Limited, one of the world's largest banks. Heller Financial provides U.S.-based clients with equipment financing and leasing, factoring and working capital loans, collateral-based financing, cashflow financing, real estate financing, small business lending, and project financing investments. The company also operates through joint venture and wholly-owned companies located in 19 countries in Europe, Asia, Australia and Latin America. These companies specialize in factoring, collateral-based financing, acquisition financing, leasing, vendor financing and trade finance.

                    Heller Financial, Inc. and Subsidiaries
                     Consolidated Condensed Balance Sheets
                                 (in millions)

Assets                                                        Dec. 31,1997       Dec. 31,1996
------                                                        ------------       ------------
                                                               (unaudited)         (audited)
Cash and cash equivalents                                        $   821             $  296
Receivables                                                       10,722              8,529

Less:  Allowance for losses of receivables                           261                225
                                                                 -------             ------
       Net receivables                                            10,461              8,304

Investments                                                          994                805
Investments in international joint ventures                          198                272
Other assets                                                         387                249
                                                                 -------             ------
                                                                 $12,861             $9,926
                                                                 =======             ======

Liabilities and Stockholders' Equity
------------------------------------

Senior debt
     Commercial paper and short-term borrowings                  $ 3,432             $2,745
     Notes and debentures                                          6,004              4,761
                                                                 -------             ------
     Total debt                                                    9,436              7,506

Credit balances of factoring clients                               1,255                590
Other payables and accruals                                          405                306
                                                                 -------             ------
     Total liabilities                                            11,096              8,402

Minority interest in equity of Heller International
Group, Inc.                                                           87                 57


Stockholders' equity
     Cumulative Perpetual Senior Preferred
          Stock, Series A                                            125                125
     Noncumulative Perpetual Senior Preferred Stock,                 150                  -
          Series B
     Cumulative Convertible Preferred
          Stock, Series D                                              -                 25
     Common stock, additional paid-in
          capital and retained earnings                            1,403              1,317
                                                                 -------             ------
     Total stockholders' equity                                    1,678              1,467
                                                                 -------             ------
                                                                 $12,861             $9,926
                                                                 =======             ======

                    Heller Financial, Inc. and Subsidiaries
                  Consolidated Condensed Statements of Income
                                 (in millions)



                                                      For the Three Months                    For the Full-Year
                                           -------------------------------------------       ------------------
                                                        Ended December 31                     Ended December 31
                                           -------------------------------------------        -----------------
                                                       1997          1996                   1997             1996
                                                       ----          ----                   ----             ----
                                                           (unaudited)                   (unaudited)       (audited)

Interest income                                        $ 245        $ 209                      $ 924           $ 807

Interest expense                                         140          118                        516             452
                                                       -----        -----                      -----           -----

     Net interest income                                 105           91                        408             355

Fees and other income                                     74           30                        206              79

Factoring commissions                                     33           15                        104              55

Income of international joint ventures                     9           13                         36              44
                                                       -----        -----                      -----           -----

     Operating revenues                                  221          149                        754             533

Operating expenses                                       114           70                        357             247

Provision for losses                                      60           42                        164             103
                                                       -----        -----                      -----           -----

     Income before taxes
     and minority interest                                47           37                        233             183

Income tax provision                                       9            5                         66              43


Minority interest in income of Heller                      3            3                          9               7
       International Group, Inc.                       -----        -----                      -----           -----

Net income                                             $  35        $  29                      $ 158           $ 133
                                                       =====        =====                      =====           =====